EXHIBIT 99

Contact: Mark Bette, Investor Relations	Sue Rageas, Corporate Communications
(312) 630-0862	(312) 444-4279

FOR IMMEDIATE RELEASE

Northern Trust Announces Proposed Litigation Settlement

CHICAGO, Tues., August 10, 2004 — Northern Trust Bank of California N.A., a subsidiary of Northern Trust Corporation, has entered into a settlement in principle to resolve a putative class action presently pending in state court in Los Angeles, California. The settlement remains subject to negotiation of a final written agreement and court approval. Upon final approval of the settlement, the California bank will pay approximately $21 million. The settlement, including estimated associated costs, is expected to result in a third quarter 2004 after-tax charge of approximately $10.4 million, or $.05 earnings per share.

This putative class action, captioned Banks v. Northern Trust Bank of California, N.A., was filed in 2003 against the California bank, seeking class-wide reimbursement, with interest and punitive damages, for approximately 300 open and closed trust accounts that were allegedly charged fees in excess of fee provisions in the underlying trust documents. Virtually all of the trust accounts in the putative class were purchased by the California bank from Trust Services of America, Inc., which was then a subsidiary of California Federal Bank. Prior to the filing of this lawsuit, Northern Trust had begun to file petitions seeking review and approval from the California probate court of reimbursements to these accounts, and 79 such petitions had already been approved by the court when the settlement in principle was reached. Northern Trust does not acknowledge any liability and maintains that it acted at all times in good faith and in the best interest of the trusts and their beneficiaries. Northern Trust agreed to the settlement in order to avoid further protracted and expensive litigation. Northern Trust expects that it will take some months for the settlement agreement to be negotiated and finally approved by the court. Upon final approval of the settlement, the trust beneficiaries will be sent further information about their participation in the settlement.

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals worldwide. Northern Trust, a multibank holding company based in Chicago, has a growing network of offices in 15 U.S. states and has international offices in six countries. As of June 30, 2004, Northern Trust had assets under administration of $2.3 trillion, assets under investment management of $527 billion and banking assets of $41 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining high-touch service and expertise with innovative products and technology. For more information, visit www.northerntrust.com.